Exhibit 21

List of Subsidiaries

The Company has twelve wholly-owned subsidiaries located throughout the world. The wholly-owned subsidiaries are as follows:

1.	Mannatech Australia Pty Limited
2.	Mannatech Japan, Inc.
3.	Mannatech Korea, Ltd.
4.	Mannatech Limited New Zealand
5.	Mannatech Limited, UK
6.	Mannatech Taiwan Corporation
7.	Mannatech Taiwan Corporation Taiwan Branch
8.	Mannatech Foreign Sales Corporation
9.	Mannatech Payment Services Incorporated
10.	Mannatech Products Company, Inc.
11.	Internet Health Group, Inc.
12.	Mannatech (International) Limited